UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):

July 25, 2005

GANNETT CO., INC.

(Exact name of registrant as specified in charter)

Delaware	1-6961	16-0442930
(State or Other Jurisdiction of Incorporation or Organization of Registrant)	(Commission File Number)	(I.R.S. Employer Identification No.)

7950 Jones Branch Drive, McLean, Virginia	22107-0910
(Address of principal executive offices)	(Zip Code)

(703) 854-6000

(Registrant’s telephone number,

including area code)

Not Applicable

(Former name or former address, if

changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 25, 2005, Gannett Co., Inc. (the “Company”) entered into a new employment agreement (the “Agreement”) with Craig A. Dubow, the Company’s President and Chief Executive Officer. The Agreement supersedes Mr. Dubow’s prior employment agreement with the Company dated February 25, 2005. The Executive Compensation Committee of the Company’s Board of Directors approved the Agreement at its July 25, 2005 meeting.

The Agreement became effective on July 15, 2005 and continues until June 30, 2008, and thereafter from year to year until either Mr. Dubow or the Board of Directors provides notice of non-extension. During his employment, Mr. Dubow will receive an annual base salary of $1 million or such greater amount as the Company’s Executive Compensation Committee determines, and an annual bonus at the discretion of the Executive Compensation Committee. All Company stock options granted to Mr. Dubow on or after July 15, 2005 will vest fully within four years from the date of grant, will vest immediately upon termination of employment (other than for “good cause,” as defined in the Agreement) and, upon any such acceleration, will remain exercisable for the lesser of the remaining term or four years. The Agreement also provides that Mr. Dubow will receive various executive perquisites until retirement. These perquisites currently include life insurance, travel accident insurance, health insurance, various legal and financial services, a home security system allowance, an automobile or monthly automobile allowance (plus reimbursement of gas and maintenance) and an allowance for club membership fees.

Upon Mr. Dubow’s retirement (unless his employment is terminated for “good cause”), the Company will provide Mr. Dubow with certain benefits which currently include life insurance, health insurance, the opportunity to purchase the company automobile provided to Mr. Dubow during the term of employment at the automobile’s then fair market value, and legal and financial services of the type afforded to other of the Company’s retired executive officers. Mr. Dubow also will receive travel accident insurance if he is asked to represent the Company at a function or event. Any Company-provided legal and financial services will cease on April 15 of the year of termination or the year following termination, depending on the actual termination date.

The Company may terminate the Agreement upon death, illness, disability, for “good cause” or for any other reason. If the Agreement is terminated due to Mr. Dubow’s death, illness or disability, Mr. Dubow or his estate will be entitled to receive a cash payment equal to two times the sum of his annual salary at the then current rate and his most recent annual bonus. In addition, any stock-based awards granted to Mr. Dubow on or prior to the date of termination that are subject to performance-based vesting will be deemed to have been fully earned and the value thereof will be paid to Mr. Dubow or his estate. Mr. Dubow or his estate will be paid all earned but unpaid compensation, accrued vacation and accrued but unreimbursed expenses upon termination of the Agreement for any reason.

Mr. Dubow may terminate the Agreement for “good reason,” as defined in the Agreement, upon 30 days’ notice unless, under some circumstances, the Company remedies the alleged basis for the termination. If Mr. Dubow terminates the Agreement for “good reason,” or if the Company terminates his employment (other than as a result of Mr. Dubow’s death, illness or disability) without “good cause,” or if the Agreement terminates due to the Company’s failure to extend it, Mr. Dubow will be entitled to receive a cash payment equal to two times the sum of his annual salary at the then current rate and his most recent annual bonus. In addition, all outstanding stock options granted to Mr. Dubow prior to July 15, 2005 will vest immediately and such options will remain exercisable for the lesser of the remaining term or three years, and any stock-based awards granted to Mr. Dubow on or prior to the date of termination that are subject to performance-based vesting will be deemed to have been fully earned and the value thereof will be paid to Mr. Dubow.

If Mr. Dubow’s employment terminates before November 1, 2009, Mr. Dubow will have his benefits under the Company’s supplemental executive retirement plan (or any successor plan) calculated using additional months of service credit determined by subtracting the number of full months of service credited to him between July 1,

2005 and the date of termination from 52 months. However, if Mr. Dubow’s employment is terminated upon death, for “good cause” by the Company, or by Mr. Dubow other than for “good reason,” Mr. Dubow will not be credited with any additional service beyond the date of termination.

In the event of a change in control of the Company, as defined in the Company’s Transitional Compensation Plan, Mr. Dubow will receive the greater of any compensation and/or other benefits that become due under the Transitional Compensation Plan or any compensation and/or other benefits that become due under the Agreement. Because in certain cases the tax laws deny an income tax deduction to a company for payments that are contingent upon a change in control, Mr. Dubow also is entitled to receive payment from the Company of an amount sufficient to make him whole for any excise tax imposed on payments made contingent on a change in control under Section 4999 of the Internal Revenue Code. Payments and benefits under the Agreement will be delayed or modified if such delays or modifications are necessary to comply with the rules governing deferred compensation plans under Section 409A of the Code. If, as a result of Section 409A, Mr. Dubow’s extended stock option exercise period following termination of employment is reduced to a period shorter than the period Mr. Dubow would otherwise be entitled to under the Agreement, the Company will provide Mr. Dubow additional compensation with a value that it determines, in good faith, reflects the value of the reduction in the extended exercise period.

The Agreement contains customary restrictive covenants that will prevent Mr. Dubow from seeking or obtaining employment by any competitor during the term of his employment with the Company and for two years thereafter. In addition, Mr. Dubow may be required to reimburse the Company for all or a portion of any bonus paid after July 15, 2005, plus interest on the reimbursable amount, if the bonus payment was based on the achievement of financial results that were subsequently restated, the Company’s board of directors determines that Mr. Dubow had engaged in misconduct that caused or partially caused the need for the restatement and a lower payment would have been made to Mr. Dubow based on the restated financial results. Any reimbursement under this provision would be separate from any additional reimbursements that may be required under Section 304 of the Sarbanes-Oxley Act of 2002, as amended.

This description of the Agreement is qualified in its entirety by reference to the full text of the Agreement attached hereto as Exhibit 10-1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

See Index to Exhibits attached hereto.

SIGNATURE

Pursuant to requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gannett Co., Inc.

Date: July 29, 2005	By:	/s/ Todd A. Mayman
Todd A. Mayman Vice President, Associate General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
10-1	Employment Agreement, dated as of July 15, 2005, by and among the Company and Craig A. Dubow